FIRST AMENDMENT TO AMENDED AND
                           RESTATED SECURED AGREEMENT

         This First Amendment to Amended and Restated Secured Agreement, dated as of December 31, 1998 ("AMENDMENT") is entered into by and between Atlantic Gulf Communities Corporation, a Delaware corporation ("COMPANY"), certain Subsidiaries of the Company ("ORIGINAL SUBSIDIARIES"), AP-AGC, LLC, a Delaware limited liability company ("OBLIGEE") and M.H. Davidson & Co., LLC, a New York limited liability company ("MHD"), as successor collateral agent ("SUCCESSOR COLLATERAL AGENT") to (a) The Bank of New York, a New York banking corporation, as prior collateral agent with respect to SP Sub Collateral ("BNY"), and (b) Foothill Capital Corporation, a California corporation, as prior collateral agent with respect to Collateral other than SP Sub Collateral ("FOOTHILL").

                                    RECITALS

         The Company, Original Subsidiaries, Obligee, BNY and Foothill are parties to that certain Secured Agreement dated as of February 7, 1997 and amended and restated as of May 15, 1997 (as heretofore amended, supplemented or otherwise modified, the "SECURED AGREEMENT"). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Secured Agreement.

         The Company is refinancing certain of its institutional indebtedness. In connection therewith, (1) the Company, MHD (as agent and collateral agent) and the Revolving Loan Banks are entering into the Revolving Loan Agreement and
(2) the Company, Anglo American (as agent and a member of the Anglo American Lender Group thereunder), the other members of the Anglo American Lender Group and MHD (as collateral agent thereunder) are entering into the Anglo American Loan Agreement (collectively, the "Senior Loan Agreements"). The Revolving Loan Banks and the Anglo American Lender Group are collectively referred to herein as the "Senior Lenders." It is a condition precedent to the consummation of the transactions contemplated in the Senior Loan Agreements that the Obligee (a) execute and deliver the Intercreditor Agreement and (b) take such other actions and deliver such other documents, agreements and instruments as are reasonably requested by the Company and the Senior Lenders in connection with the consummation of the transactions contemplated in the Senior Loan Agreements. Capitalized terms used herein but not otherwise defined herein or in the Secured Agreement shall have the meanings assigned to them in the Revolving Loan Agreement.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

A.       Amendments, Acknowledgments, Consents and Waivers.

         1. AMENDMENT OF SECTION 1 OF THE SECURED AGREEMENT. Section 1 of the Secured Agreement is amended as follows:

                  a. The following definitions are deleted in their entirety: AG Asia, Beige Book, Borrowing Base, Foothill Debt, Foothill Loan Documents, Net Operating Cash Flow, Section 365(j) Property, Secured Floating Rate Note Agreement, Secured Floating Rate Notes, Special Purpose Subsidiary, Special Purpose Subsidiary Security Documents, SP Sub Collateral and Unsold Housing Inventory.

                  b. Insert the word "net" before the word "income on the first line of the Annual Net Income definition.

                  c. The definition of Collateral Agent is amended and restated in its entirety to as follows:

                 "From and after December 31, 1998, MHD, solely in its capacity as collateral agent for the Obligee under the Security Documents and its successors in such capacity."

                  d. The definition of Intercreditor Agreement is amended and restated in its entirety as follows:

                 "the Intercreditor Agreement, dated as of December 31, 1998, by and between the Obligee, Collateral Agent, the Anglo American Lender Group, the collateral agent for the Anglo American Lender Group, the Revolving Loan Banks and the collateral agent for the Revolving Loan Banks, as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof."

                  e. The definition of Investment Agreement is amended and restated in its entirety as follows:

                 "the Investment Agreement, dated as of February 7, 1997, as amended and restated as of May 15, 1997, and further amended as of December 31, 1998, by and between the Company and the Obligee, as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof."

                  f. The definition of Reverse Stock Split is amended and restated in its entirety as follows:

                 "as defined in Section 1.1 of the Anglo American Loan
         Agreement."

                  g. The definition of Revolving Loan Agreement is amended and restated in its entirety as follows:

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

                 "The Third Amended and Restated Revolving Loan Agreement, dated as of December 31, 1998, by and among the Company, the Revolving Loan Banks and MHD as agent and collateral agent thereunder pursuant to which the Revolving Loan Banks have agreed to make certain loans to the Company, as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof."

                  h. The definition of Revolving Loan Bank is changed to "Revolving Loan Banks" and is amended and restated in its entirety as follows:

                 "the lenders party to the Revolving Loan Agreement and their respective successors and assigns"

                  i. The definition of "Secured Instrument Documents" is amended to include the Promissory Notes.

                  j. The definition of "Subsidiaries" is amended to include, in addition to the Original Subsidiaries, the following:

                 "AG-NTC, Inc., a Florida corporation; West Bay Holding Corporation, a Florida corporation; Aspen Springs Ranch Holding Company, a Florida corporation; Aspen Springs Ranch, Inc., a Colorado corporation; Aspen Springs Ranch Acquisition Corp., a Colorado corporation; Atlantic Gulf Water's Edge, Inc., a Florida corporation; Atlantic Gulfshore Natures Cove, Inc., a Florida corporation; Grand Oaks Development Corporation, a Florida corporation; and Saxon-DeBary, Inc., a Florida corporation."


                  k.      The following definitions are added to the Secured
Agreement:

                           i.      "Anglo American": Anglo American Financial,
a New York limited partnership.

                           ii.     "Anglo American Lender Group": the lenders
party to the Anglo American Loan Agreement and their respective successors and assigns

                           iii.    "Anglo American Notes": as defined in
Section 2.7 of the Anglo American Loan Agreement.

                           iv.     "Anglo American Loan Agreement": the Term
Loan Agreement, dated as of December 31, 1998, by and among the Company, the Anglo American Lender Group, Anglo American as agent thereunder and MHD as collateral agent thereunder, as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof.

                           v.      "Anglo American Loan Obligations": means the
Obligations, as defined in the Anglo American Loan Agreement.

                           vi.     "Anglo American Loans": means the Loans as
defined in the Anglo American Loan Agreement.

                           vii.    "MHD": means M.H. Davidson & Co., LLC, a New
York limited liability company.

                           viii.   "Promissory Notes": means, jointly and
severally, (a) that certain Promissory Note dated as of December 31, 1998 in the original principal amount of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00), executed by the Company, as Maker, to and for the benefit of Obligee, as Holder, and (b) that certain Promissory Note dated as of December 31, 1998, in the original principal amount of One Million and No/100 Dollars ($1,000,000.00), executed by the Company, as Maker, to and for the benefit of Obligee, as Holder.

         2. AMENDMENT OF SECTION 3.1 OF THE SECURED AGREEMENT. Add at the end of Section 3.1 the following new sentence:

                 "Notwithstanding anything in this Section 3.1 to the contrary, from and after the effective date of the Intercreditor Agreement, the continuing Lien(s) granted to the Obligee under this Section 3.1 shall be subject to the Intercreditor Agreement and shall have the priority in and to the Collateral specified for the Obligee therein."

         3. AMENDMENT OF SECTION 3.2 OF THE SECURED AGREEMENT. Add at the end of Section 3.2 the following new clause (g):

                 "(g) Notwithstanding anything in this Section 3.2 to the contrary, from and after the effective date of the Intercreditor Agreement, the continuing Lien(s) granted to the Obligee under Section
         3.1 shall be subject to the Intercreditor Agreement and shall have the priority in and to the Collateral specified for the Obligee therein."

         4. DELETION OF SECTION 3.3. Delete the text of Section 3.3 in its entirety and insert in lieu thereof "[intentionally omitted]"

         5.      AMENDMENT OF SECTION 3.5 OF THE SECURED AGREEMENT.

                  a. Delete the references to "Except with respect to the SP Sub Collateral," at the beginning of the first sentences of Sections 3.5(b) and (c).

                  b. Section 3.5(d) is amended and restated in its entirety to read as follows:

                  "The defined terms and operative provisions of the Anglo American Loan Agreement with respect to Mezzanine Property Under Development, MPUD Holding Company, MPUD Subsidiary and MPUD Subsidiary Group(s) are incorporated herein by reference and expressly made a part hereof."

         6. DELETE SECTIONS 3.7 AND 8.1(Q) OF THE SECURED AGREEMENT. Delete Sections 3.7 and 8.1(q) of the Secured Agreement in their entirety.

         7.      AMENDMENT OF SECTION 6 THE SECURED AGREEMENT. Delete Sections
6.1 through 6.16 of the Secured Agreement in their entirety and insert in lieu thereof the language in Attachment A hereto.

         8. AMENDMENT OF SECTION 7 OF THE SECURED AGREEMENT. Delete Sections 7.1 through 7.19 in their entirety and insert in lieu thereof the language in Attachment B hereto.

         9. AMENDMENT OF SECTION 8.1 OF THE SECURED AGREEMENT. Add the following to the end of Section 8.1 of the Secured Agreement:

                           "...; and

                           (r) any increase in the rate of interest or the amount or number of fees payable under the Revolving Loan Agreement."

         10. AMENDMENT OF SECTION 9.2 OF THE SECURED AGREEMENT. Substitute MHD in the place of The Bank of New York and Foothill Capital Corporation as Collateral Agent.

         11. AMENDMENT OF SECTION 10.2 OF THE SECURED AGREEMENT. Change the address for copies of all notices to the Company to "Brownstein Hyatt Farber & Strickland, P.C., 410 17th Street, Suite 2200, Denver, Colorado 80202,
Attention: John L. Ruppert, Esq., Telecopy: (303) 534-6335" and change the address for copies of all notices to the Collateral Agent to "M.H. Davidson & Co., LLC, 885 Third Avenue, New York, New York 10022."

         12. CONFORMING AMENDMENTS. Notwithstanding anything in the Secured Agreement to the contrary, from and after the date hereof, the Secured Agreement shall be interpreted consistently with the terms of this Amendment, and all provisions contained therein and terms thereof that are inconsistent with the terms and provisions hereof shall be null and void and no longer of any force and effect.

         13. DEFAULTS. The Obligee hereby waives any and all Defaults that would result under the Secured Agreement upon the execution and delivery of the Senior Loan Agreements and the consummation of the transactions contemplated therein.

         14. EXCLUSIONS. The entities listed on ATTACHMENT C hereto are members of MPUD Subsidiary Groups and, so long as they continue to be members of an MPUD Subsidiary Group, shall not be co-makers or guarantors of the Secured Obligations.

B.       Representations and Warranties.

         1. After giving effect to the provisions hereof, no Defaults have occurred and are continuing under the Secured Instrument Documents.

         2. Each party hereto represents and warrants to the other party hereto that (a) it has the full corporate power and authority to enter into and perform its obligations hereunder and each transaction contemplated hereby and
(b) the execution and delivery by such party of this Amendment and each other document contemplated hereby and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate proceedings on the part of such party.

C.       Miscellaneous.

         1. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         2. Except as herein specifically amended, all terms, covenants and provisions of the Secured Agreement shall remain in full force and effect and shall be performed by the parties hereto in accordance therewith. All references to the "Agreement" or the "Secured Agreement" contained in the Secured Agreement or in the Schedules or Exhibits shall henceforth refer to the Secured Agreement as amended by this Amendment.

         3. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

                                  ATLANTIC GULF COMMUNITIES
                                  CORPORATION, a Delaware corporation;
                                  AG Title Corporation, a Florida corporation;
                                  AGC CL-Limited Partner, Inc., a Florida
                                  corporation; AGC Homes, Inc., a Florida
                                  corporation; AGC Sanctuary Corporation, a
                                  Florida corporation; AG Sanctuary of
                                  Orlando, Inc., a Florida corporation; Atlantic Gulf Communities Management
                                  Corporation, a Florida corporation; Atlantic

                                  Gulf Commercial Realty, Inc., a Florida
                                  corporation; Atlanti Gulf Receivables
                                  Corporation, a Florida corporation; Atlantic
                                  Gulf Communities Service Corporation, a
                                  Florida corporation; Atlantic Gulf of Tampa,
                                  Inc.,, a Florida corporation; Atlantic Gulf
                                  Realty, Inc., a Florida corporation; Atlantic Gulf Utilities, Inc., a Florida corporation; Cumberland Cove, Inc., a Tennessee corporation; Environmental Quality
                                  Laboratory, Inc., a Florida corporation; EQL
                                  Environmental Services, Inc., a Florida
                                  corporation Five Star Homes, Inc., a Florida corporation; General Development Resorts, Inc., a Florida corporation; General Development Utilities, Inc., a Florida corporation; Hunter Trace Development Corporation, a Florida corporation; Lakeside Development of Orlando, Inc., a Florida corporation; Ocean Grove, Inc., a Florida corporation; Panther Creek Corp., a North Carolina corporation; Regency Island
                                  Dunes, Inc., a Florida corporation; Sabal
                                  Trace Development Corporation, a Florida corporation; Sunset lakes Development corporation, a Florida corporation; Town & Country II, Inc., a Florida corporation; Windsor Palms Corporation, a Florida corporation; AGC-SP, Inc., a Delaware corporation; Las Olas Tower at River Walk, Inc., a Florida corporation, f/k/a AGC-SP2, Inc.; West Frisco Development Corporation, a Florida corporation, f/k/a AGC-SP3, Inc.; Waterford-Orlando, Inc., a Florida corporation, f/k/a AGC-SP1, Inc; AGC-SP4, Inc., a Florida corporation; AGC-SP5, Inc., a Florida corporation; AG-NTC, Inc., a
                                  Florida corporation; West Bay Holding
                                  Corporation, a Florida corporation; Aspen
                                  Springs Ranch Holding Company, a Florida corporation; Aspen Springs Ranch, Inc., a Colorado corporation; Aspen Springs Ranch Acquisition Corp., a Colorado corporation; Atlantic Gulf Water's Edge, Inc., a Florida corporation; Atlantic Gulfshore Natures
                                  Cove, Inc., a Florida corporation; Grand
                                  Oaks Development Corporation, a Florida
                                  corporation; and Saxon-DeBary, Inc., a
                                  Florida corporation

                                  By:
                                     -----------------------------------

                                        Name:
                                             ---------------------------

                                        Title:
                                              --------------------------


                                  M.H. Davidson & Co., LLC, a New York
                                  limited liability company, in its capacity as Collateral Agent



                                  By:
                                     -----------------------------------
                                        Thomas L. Kempner, Jr., a
                                        Managing Member

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED
SECURED AGREEMENT DATED AS OF DECEMBER 31, 1998

                              AP-AGC,LLC.,a Delaware limited liability company



                              By:   Kronus  Property, Inc., its Manager



                                    By:
                                       ----------------------------
                                          Ricardo Koenigsberger
                                          Vice President

                                  ATTACHMENT A

         6.1      FINANCIAL STATEMENTS.

                  Furnish to Obligee:

                  (a) as soon as available, but in any event not later than 90 days after the end of each fiscal year of Company, a copy of the consolidated balance sheet of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing acceptable to Obligee;

                  (b) as soon as available, but in any event not later than 90 days after the end of each fiscal year of Company, a copy of the consolidating balance sheet of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) as at the end of such year and the related consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects;

                  (c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Company, the unaudited consolidated and consolidating balance sheet of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated and consolidating financial statements of Company and its consolidated Subsidiaries (subject to normal year-end audit adjustments);

                  (d) as soon as available, but in any event not later than 30 days after the end of each calendar month, the unaudited consolidated balance sheet of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) for such month, setting forth in each case in comparative form the figures for such month as set forth on the Business Plan and, with a comparison to the same calendar month of the preceding fiscal year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Company and its consolidated Subsidiaries (including Unrestricted Subsidiaries) (subject to nominal year-end audit adjustments); and

                  (e) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter, projections by Company of the operating cash flow budget of Company and its Subsidiaries for (i) the following two fiscal quarters, prepared on a monthly basis and (ii) the two fiscal quarters thereafter, prepared on a quarterly basis, certified by a Responsible Officer as being prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonabl in light of conditions existing at the time of delivery thereof and represented, at the time of delivery, Company's best estimate of its future financial performance;

in each case, all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and (except in the case of cash flows in (d) and (e) above) in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         6.2      CERTIFICATES; OTHER INFORMATION.


                  (a)      Furnish to Obligee:


                           (i) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, except as specified in such certificate;

                           (ii) concurrently with the delivery of the financial statements referred to in Sections 6.1(a), (b) and (c), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, Company and each Subsidiary during such period has observed or performed the covenants of Section 7.1, 7.2, 7.3, 7.6, 7.8, 7.9, 7.15, 7.16, 7.17, and all other of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Secured Instrument and in the other Transaction Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge that a Default or Event of Default has occurred and is continuing except as specified in such certificate, and, if a Default or Event of Default exists, stating the details thereof and what actions Company proposes to take with respect thereto;

                           (iii) within five Business Days after the same are sent, copies of all financial statements and reports which Company sends to its stockholders and, within five Business Days after the same are filed, copies of all financial statements and reports which Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                           (iv) within 10 Business Days after the same are delivered, copies of all financial statements and all material reports, management letters or other financial information prepared for its Board of Directors; and

                           (v) promptly, such additional financial and other information as Obligee may from time to time reasonably request (which may include, without limitation, new appraisals and detailed ongoing information as to the real estate underlying any Commercial Receivables which are not Eligible Commercial Receivables, absorption, sales and other related matters). In addition, the Company shall deliver to Obligee a copy of each report, certificate or other document or information delivered to the Revolving Loan Banks (or successors or assigns) or the Anglo American Loan Group (or successors or assigns) or agents pursuant to the Revolving Loan Agreement and the Anglo American Loan Agreement (or any Permitted Refinancing Indebtedness, as defined in section 7.2(b) below), concurrently with the delivery thereof to such Persons, including all annexes or attachments thereto.

         6.3      PAYMENT OF OBLIGATIONS.

                  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on the books of Company or its Subsidiaries, as the case may be, or where the terms of this Agreement or the Reorganization Plan would prohibit such payment, discharge or satisfaction.

         6.4      CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE.

                  Subject to Sections 7.5, 7.6, 7.7 and 7.9, (a) continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith is not reasonably likely to, in the aggregate, have a Material Adverse Effect.

         6.5      MAINTENANCE OF PROPERTY; INSURANCE.

                  Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Obligee, upon written request, full information as to the insurance carried. Such insurance in any event shall include, without limitation, all replacement costs associated with building collapse, whether caused by earthquake or structural defects or otherwise, on all Real Property of the Borrower and each of its Subsidiaries. Each such policy of insurance shall name Collateral Agent as a loss payee thereunder and shall provide for at least thirty days prior written notice to Agent of any material modification or cancellation of such policies. On the date hereof and on each anniversary thereafter, Company and its Subsidiaries shall submit to Obligee certificates of insurance evidencing compliance with this
Section 6.5.

         6.6      INSPECTION OF PROPERTY; BOOKS AND RECORDS; APPRAISALS.

                  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Obligee, with respect to Company and its Subsidiaries, to visit and inspect any of the Collateral and related properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonabl be desired and to discuss the business, operations, properties and financial and other condition of Company and its Subsidiaries with officers and employees of Company and such Subsidiaries and with its independent certified public accountants. From time to time, if Obligee determines that obtaining appraisals is necessary or appropriate, Obligee will either cause its personnel to appraise, or obtain appraisal reports from appraisers satisfactory to Obligee, stating the then current fair market values of all or any portion of the Real Property. Anything herein to the contrary notwithstanding, Company shall not be obligated to reimburse Obligee with respect to, or to obtain, appraisals of the same particular item of Real Property that occur more frequently than once in any 6 consecutive month period, unless an Event of Default has occurred and is continuing or there has occurred a material adverse change in the value of the Collateral, in which case Company shall be obligated to reimburse Obligee with respect to as many appraisals as Obligee deems necessary to conduct.

         6.7      NOTICES.

                  Promptly give notice to Obligee of:

                  (a)     the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of Company or, to the knowledge of Company, any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Company or, to the knowledge of Company, any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting Company or, to the knowledge of Company, any of its Subsidiaries in which the amount involved is $250,000 or more and, not covered by insurance or in which injunctive or similar relief is sought;

                  (d) as soon as possible and in any event within 30 days after Company knows or has reason to know thereof, the occurrence or expected occurrence of any event or condition described in Section 4.12 which could reasonably be expected to result in liability of Company or any Commonly Controlled Entity in excess of $100,000 and which is not reflected in the financial statements most recently delivered to Obligee pursuant to Section 6.1; and

                  (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Company proposes to take with respect thereto.

         6.8      ENVIRONMENTAL LAWS.

                  (a) Comply with, and use its best efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect, and develop and maintain a system, satisfactory to Obligee, for performing periodic environmental compliance reviews with respect to all of its properties, and for reporting such reviews to Obligee; and

                  (c) Defend, indemnify and hold harmless Obligee, and its respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to, the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this Section shall survive the payment of the Secured Instruments and all other amounts payable hereunder.

         6.9      BUSINESS PLAN.

                  Furnish to the Obligee on or before the tenth day following approval by Company's Board of Directors, but in no event later than December 31 of each fiscal year and within 10 days (after approval by Company's Board of Directors, if applicable) of any amendment, modification or update thereto, a Business Plan of Company and its Subsidiaries for the next succeeding fiscal year in a form and in substance satisfactory to Obligee setting forth in reasonable detail a projected statement for such fiscal year's income and cash flow with a projected balance sheet as of the close of the succeeding fiscal year end, accompanied by a statement of a Responsible Officer that the Business Plan projected statements of income, cash flow and balance sheet for the succeeding fiscal year have been adopted by the Board of Directors of Company. Company and its Subsidiary shall at all times conduct their business substantially in accordance with the Business Plan and shall not materially modify or deviate from such Business Plan without the prior written approval of Obligee.

         6.10     AUTHORIZATIONS; TRANSACTION DOCUMENTS .

                  (a) Company will, and will cause each of its Subsidiaries to use its good faith diligent best efforts to promptly obtain and maintain in full force and effect, all licenses, consents, permits, authorizations and filings (collectively, "Governmental Approvals") necessary to develop, lease or own all of its properties, and, upon obtaining the foregoing, Company will, and will cause each of its Subsidiaries to, maintain the Governmental Approvals in full force and effect and comply wit the terms thereof, except only to the extent that failure to maintain the Governmental Approvals and comply therewith is not reasonably likely to have a Material Adverse Effect or result in any liability to the owners or lessees thereof or to Obligee or Collateral Agent (at any time prior to Obligee or Collateral Agent taking title to any of the Collateral pursuant to any exercise of remedies provided for herein or in the other Transaction Documents).

                  (b) Comply with, and cause the Subsidiaries to comply with, all of the Transaction Documents.

         6.11     DIVIDENDS FROM SUBSIDIARIES.


                  Cause the Subsidiaries to pay dividends to Company from the Net Cash Proceeds of any sales of assets (including Real Property Sales) to the extent not prohibited by law, including the proceeds of any utility condemnations; provided that proceeds from the sale of residential units, lots or tracts by Subsidiaries (a) from developed phases of a multi-phase project comprising Subsidiary Property Under Development and Mezzanine Property Under Development may be used to pay all costs associate with development of the same phase or additional phases of the same project, including reasonable reserves for such anticipated costs during the period commencing on the date of sale to the date 180 days after the date of sale (excluding any costs which are an allocated share of corporate general and administrative expenses of Company or any Subsidiary), and (b) from single phase projects comprising Subsidiary Property Under Development and Mezzanine Property Under Development to the extent units, lots or tracts may be sold in accordance with applicable laws and regulations prior to completion of the projects may be used to pay all costs associated with development of such project (excluding any costs which are an allocated share of corporate general and administrative expenses of Company or any other Subsidiary), in either case until the conclusion of the project, at and following which time all such proceeds shall be distributed to Company. For purposes hereof, "conclusion of the project" shall mean the completion of structure or infrastructure development of the project (or, with multi-phase projects: (i)(y) the final phase of the project, or (z) the sale of substantially all units thereon; and (ii) the payment of the Indebtedness and Guarantee Obligations in respect of Subsidiary Property Under Development and Mezzanine Property Under Development that prohibits such distributions) in accordance with the requirements of applicable laws and regulations.

         6.12     SUPPLEMENTAL REPORTS REGARDING REAL PROPERTY.

                  (a) Furnish to Obligee such supplemental title reports on the Real Property subject to the Deeds of Trust and Mortgages as Obligee may reasonably request from time to time; provided Company shall not be required to provide such supplemental reports more than once per quarter.

                  (b) No later than 60 days after the Issuance Date, Company shall deliver to Obligee such third party appraisals, environmental reports, surveys, and ALTA title policies, as would have complied with the provisions of Section 5.1(k) if delivered on the Issuance Date with respect to all Real Property to the extent such reports were not required by Obligee to be delivered on or prior to the Issuance Date.

                  (c) Without limiting the generality of Section 4.10, Company shall cause all assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied, or assessed against any Real Property located in Tennessee and Texas to be paid in full before delinquency or before the expiration of any extension period and promptly shall execute and deliver to Obligee appropriate certificates attesting to the payment thereof or deposit with respect thereto; provided, however, that in the case of Real Property with a fair market value less than or equal to the assessments or taxes with respect thereto, the Company may decide not to pay such assessments or taxes. At any time during the existence of an Event of Default, Obligee shall have the right to require the execution and delivery of a tax servicing contract in respect of the Real Property located in Tennessee and Texas, in form and substance satisfactory to Obligee, among Company, Collateral Agent and a tax servicing firm satisfactory to Collateral Agent.

         6.13     COMPLIANCE WITH LAWS.

                  Company shall, and shall cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which would or could be reasonably expected to cause a Material Adverse Effect.

         6.14     OTHER NOTICES.

                  Promptly give notice to Obligee of:

                  (a)     the creation of any new Deposit Account; and

                  (b) the organization or formation of any new Venture Subsidiary, any other Subsidiary, any Unrestricted Subsidiary or any Joint Venture; or the disposition or dissolution of any Excluded Subsidiary;

in each case, together with such information related thereto as Obligee may request.

         6.15     COMPANY OPERATING ACCOUNT CONTROL AGREEMENT.

                  Maintain in full force and effect the Company Operating Account Control Agreement. At all times from and after the date hereof, Company shall continue to maintain Company's cash management system substantially as such system exists on the date hereof and shall continue to concentrate the funds of Company into the Company Operating Account except to the extent that such funds reasonably are required to be held in other accounts for permitted uses by Company, and except to the extent tha such funds are invested in investments permitted by Section 7.9.

         6.16     INDEMNIFICATION BY COMPANY.

         Company agrees to and does hereby indemnify, hold harmless and defend Obligee from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which are imposed on, incurred by, or asserted against Obligee in any way relating to or arising out of any failure of Company to comply with the terms of, or complete, the Reorganization Plan.

                                  ATTACHMENT B

         7.1      MAINTENANCE OF CONSOLIDATED NET WORTH.

                  Permit Consolidated Net Worth at any time to be less than the amounts set forth below (hereinafter referred to as the "Minimum Consolidated Net Worth") the sum of: (a) (i) through December 31, 1999, $35,000,000; and (ii) at any time thereafter, $35,000,000; and (b) 50% of the Annual Net Income for the prior fiscal year; provided, however, that the amount determined under this clause (b) shall never be less than zero.

                  To demonstrate compliance with the Minimum Consolidated Net Worth covenant set forth in this Section, Company shall furnish to the Obligee
(i) within 45 days of the close of each calendar quarter a certificate of a Responsible Officer setting forth Minimum Consolidated Net Worth for such date calculated in accordance with this Section 7.1, and the calculation upon which it is based; and (ii) within 90 days of the close of each fiscal year, a certificate of a Responsible Officer setting forth Minimum Consolidated Net Worth as of the date calculated in accordance with this Section 7.1 and the calculation upon which it is based, reflecting in such annual certificate any addition to the Minimum Consolidated Net Worth that Company is required to maintain resulting from the Annual Net Income for the fiscal year then ended, but only as calculated under clause (ii) of this Section 7.1.

         7.2      LIMITATION OF INDEBTEDNESS.

                  Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness in respect of the Company under or in respect of the Transaction Documents;

                  (b) Indebtedness in respect of (i) Revolving Loans and the Anglo American Loans, (ii) up to $39,500,000 aggregate principal amount of replacement indebtedness for the Revolving Loans, and (iii) up to $31,500,000 aggregate principal amount of replacement indebtedness for the Anglo American Loans; provided that any such replacement indebtedness is on terms no less favorable than the terms of the Revolving Loan Agreement or Anglo American Loan Agreement, as the case may be ("PERMITTED REFINANCING INDEBTEDNESS").

                  (c) unsecured Indebtedness in respect of the Unsecured Note (as defined in the Anglo American Loan Agreement);

                  (d) Indebtedness of Company in respect of Apollo's 20% Profits Interest (as defined in the Anglo American Loan Agreement);

                  (e) Indebtedness of Company not otherwise permitted hereunder and

Indebtedness of its Subsidiaries which is recourse to the Company, at any time outstanding, whether incurred in connection with Subsidiary Property Under Development, Mezzanine Property Under Development or otherwise, not exceeding $90,000,000 (less the face amount of all outstanding Guarantee Obligations permitted under Section 7.4(c) in respect of Indebtedness of any Unrestricted Subsidiary or Joint Venture) in the aggregate;

                  (f) Indebtedness of Company to any Subsidiary; or of any Subsidiary to Company; provided that (i) such intercompany Indebtedness shall not be evidenced by any promissory note or other instrument, and (ii) all Indebtedness of Subsidiaries to Company shall not exceed an aggregate principal amount of $10,000,000 at any time, of which no more than $5,000,000 in the aggregate may be Indebtedness of MPUD Subsidiary Group members, SPUD Subsidiaries, Venture Subsidiaries and Unrestricted Subsidiaries;

                  (g)     [intentionally omitted]

                  (h) The limitations otherwise imposed by Section 7.2(e) notwithstanding, Indebtedness of any Subsidiary to Persons extending acquisition or project development financing in connection with Subsidiary Property Under Development of the Subsidiary (any Subsidiary incurring such Indebtedness shall be referred to in this Section 7.2(h) as a "SPUD Subsidiary") or in connection with Mezzanine Property Under Development of the Subsidiary (any Subsidiary incurring such Indebtedness shall be referred to in this Section 7.2(h) as an "MPUD Subsidiary"); provided that (i) neither Company nor any Subsidiary other than that SPUD Subsidiary or MPUD Subsidiary, as the case may be, is liable for such Indebtedness in respect of that Subsidiary Property Under Development or Mezzanine Property Under Development, as the case may be, directly or pursuant to a Guarantee Obligation or otherwise, and (ii) such outstanding Indebtedness permitted pursuant to this Section 7.2(h) shall not exceed in the aggregate $180,000,000 minus other outstanding Indebtedness of Company and Subsidiaries permitted pursuant to Section 7.2(e); and (iii) the shares of capital stock and other ownership interests of such MPUD Subsidiary shall at all times be owned solely by a single MPUD Holding Company;

                  (i)     [intentionally omitted]

                  (j)     [intentionally omitted];

                  (k) Indebtedness of Subsidiaries for the development of infrastructure, common areas, or recreational facilities owing to quasi-governmental entities such as community development and special districts to the extent financed through the issuance of industrial revenue bonds or other similar public financing; provided that (except for Liens permitted pursuant to Section 7.3(q)) there is no direct or indirect recourse to Company with respect to such Indebtedness (other than inchoate Liens arising by operation of law in respect of such Indebtedness) and such Indebtedness shall not exceed $75,000,000 in the aggregate at any one time outstanding; provided further that Company shall give Obligee prior written notice of the incurrence of any such Indebtedness under this Section 7.2(k); and

Anything to the contrary notwithstanding, in no event shall Company or any Subsidiary co-make, endorse, guarantee (except to the extent permitted under Section 7.4(c)), or otherwise become liable or have any recourse with respect to any Indebtedness of any of the Unrestricted Subsidiaries.

         7.3      LIMITATION ON LIENS.

                  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                  (a)     Liens securing Indebtedness permitted by Section
7.2(a);

                  (b) Liens (senior to the Lien granted hereunder in right of priority with respect to the Collateral) securing Indebtedness permitted by
Section 7.2(b), so long as the Intercreditor Agreement remains in full force and effect;

                  (c)     intentionally omitted;

                  (d)     intentionally omitted;

                  (e)     Liens for taxes (i) which are not yet delinquent or
(ii) which are, not in an aggregate amount, as to Company and all Subsidiaries, of greater than $1,000,000 or (iii) which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Company or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (f) carriers, warehousemen's, mechanics's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not remain unsatisfied or undischarged for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                  (g) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (i) easements, rights-of-way, restrictions, development orders, plats, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Company or such Subsidiary;

                  (j) Liens granted by Company or any Subsidiary, as lessee, in the ordinary course of business on leased equipment, leasehold improvements and furnishings;

                  (k) Liens created, incurred or assumed in connection with the acquisition of, or the refinancing or any subsequent refinancing of Indebtedness incurred in connection with property, plant and equipment acquired after the date hereof and attaching only to the property, plant and equipment being acquired or refinanced;

                  (l)     other Liens in existence on the date hereof listed on
Schedule 7.3; provided that no such Lien is spread to cover any additional property after the date hereof and that the amount of any Indebtedness or other obligations secured thereby is not increased;

                  (m) Liens granted pursuant to Section 7.7 of the Reorganization Plan;

                  (n) Liens granted by Company or Subsidiaries upon Real Property and related Personal Property which is Subsidiary Property Under Development and which is either financed by Indebtedness incurred by Subsidiaries pursuant to Section 7.2(e) or 7.2(h), or contributed by Company to a Subsidiary pursuant to Section 7.9(g);

                  (o) Liens granted by Company or Subsidiaries upon Real Property and related Personal Property which is Mezzanine Property Under Development and which is either financed by Indebtedness incurred by Subsidiaries pursuant to Section 7.2(e) or (h), or contributed by Company to a Subsidiary pursuant to Section 7.9(g); and

                  (p)     intentionally omitted;

                  (q) inchoate Liens solely arising by operation of law in respect of Indebtedness incurred pursuant to Section 7.2(k).

         7.4      LIMITATION ON GUARANTEE OBLIGATIONS.

                  Create, incur, assume or suffer to exist any Guarantee Obligation, except: (a) the Guarantee Obligations listed on Schedule 4.17; (b) Guarantee Obligations made in the ordinary course of its business by Company of obligations (other than Indebtedness) of any of its Subsidiaries, which obligations are otherwise permitted under this Agreement; (c) Guarantee Obligations by Company of Indebtedness of any Subsidiary, Unrestricted Subsidiary or Joint Venture; provided, however, that any outstanding Guarantee Obligations permitted under this Section 7.4(c) in respect of Indebtedness of any Unrestricted Subsidiary or Joint Venture shall reduce on a dollar-for-dollar basis the $90,000,000 limitation otherwise available for Indebtedness permitted under Section 7.2(e) and that the sum of all Indebtedness permitted under
Section 7.2(e) and all Guarantee Obligations permitted pursuant to this Section 7.4(c) shall not exceed $90,000,000 in the aggregate; provided further, that Company may not incur any Guarantee Obligation with respect to Indebtedness of any Subsidiary permitted pursuant to Section 7.2(h); and (d) Guarantee Obligations of the Subsidiaries of Company in respect of the Revolving Loan Obligations and the Anglo American Loan Obligations, so long as the Intercreditor Agreement remains in full force and effect.

         7.5      LIMITATIONS ON FUNDAMENTAL CHANGES.

                  Except to the extent such merger, consolidation, or amalgamation is of a Subsidiary with and into Company, or between or among wholly owned Subsidiaries, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets; provided that Company or any Subsidiary may convey, sell, assign, transfer or have condemned or otherwise disposed of assets to the extent permitted by Section 7.6 so long as the proceeds of any such sale are applied in accordance with this Agreement.

         7.6      LIMITATION ON SALE OF ASSETS.

                  So long as no Default or Event of Default has occurred and is continuing or would result therefrom (unless the Permitted Sale Asset is the subject of a binding written contract of sale with an unaffiliated third party entered into prior to the first date on which the applicable Default or Event of Default occurred)), convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, except the following ("Permitted Sale Assets"):

                  (a)     raw land;

                  (b) homes or homesites in the ordinary course of its business;

                  (c) obsolete or worn out property disposed of in the ordinary course of business;

                  (d)     Commercial Real Estate;

                  (e) the sale or discount without recourse of Commercial Receivables or Homesite Contract Receivables in the ordinary course of business;

                  (f)     [intentionally omitted];

                  (g) sales or other transfers of any partnership interests or joint venture interests in entities that are not wholly owned, collectively, by Company and its Subsidiaries; and

                  (h)     transactions permitted under Section 7.5.

Upon any permitted sale as aforesaid, Collateral Agent shall execute releases of Collateral Agent's Lien upon the Collateral included in any such sale; provided that there exists no Default or Event of Default hereunder and no Default or Event of Default would result therefrom; and provided further, that Collateral Agent's Lien shall continue against the proceeds of such sale, as evidenced by any and all documents and filings as may be required by Obligee.

         7.7      LIMITATION ON DIVIDENDS.

                  Declare or pay any dividend (other than dividends payable solely in common stock or preferred stock of Company) on, or, except for the Reverse Stock Split (as defined in the Anglo American Loan Agreement), make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Company including the Preferred Stock, whether now or hereafter outstanding, or make any other distributions in respect thereof, either directly or indirectly, whether in cash or property (other than distributions or dividends in the form of common stock or preferred stock of Company) or in obligations of Company or any Subsidiary, except for: (a) dividends declared and paid by any Subsidiary to Company or any Subsidiary, and
(b) dividends to the extent permitted by Section 4.14 of the Intercreditor Agreement.

         7.8      INTENTIONALLY OMITTED.

         7.9      LIMITATION ON INVESTMENTS, LOANS, AND ADVANCES.

                  Except to the extent of assets in the Reserve Accounts, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other Investment in, any Person, except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b)     investments in Cash Equivalents;

                  (c) (i) loans and advances to employees of Company or its Subsidiaries for travel, entertainment and relocation expenses and for advances on salary prior to, and otherwise payable during, an employee's vacation, in the ordinary course of business in an aggregate amount for Company and its Subsidiaries not to exceed $500,000 at any one time outstanding and (ii) the loans to J. Larry Rutherford, the President and Chief Executive Officer of the Company, evidenced by the obligations described on Schedule 7.9(c);

                  (d) investments by Company in any Subsidiary (other than Venture Subsidiaries, SPUD Subsidiaries, MPUD Subsidiary Group members and Unrestricted Subsidiaries) or by any Subsidiary in Company or any other Subsidiary (other than Venture Subsidiaries, SPUD Subsidiaries, MPUD Subsidiary Group members and Unrestricted Subsidiaries) in connection with cash management procedures in the ordinary course of business;

                  (e) (i) loans by Company to its Subsidiaries (other than Venture Subsidiaries, SPUD Subsidiaries, MPUD Subsidiary Group members and Unrestricted Subsidiaries) or by any

Subsidiary to Company to the extent such Indebtedness is permitted pursuant to
Section 7.2(f); and (ii) capital contributions to Subsidiaries (other than Venture Subsidiaries, SPUD Subsidiaries, MPUD Subsidiary Group members and Unrestricted Subsidiaries) so long as Company or its Subsidiary making the capital contribution receives stock equal to the value of the capital contributed as determined in accordance with GAAP; provided, that Collateral Agent's Lien shall continue against such stock received by Company or its Subsidiary as aforesaid, which Lien shall be evidenced by any and all documents and filings as may be required by Collateral Agent and Obligee;

                  (f) extensions of credit to purchasers in connection with sales of assets permitted under this Agreement; and

                  (g) capital contributions to Venture Subsidiaries for the purpose of making investments in Joint Ventures, to SPUD Subsidiaries, to MPUD Group members and to Unrestricted Subsidiaries so long as Company or its Subsidiary making the capital contribution receives stock, partnership interests, joint venture interests, or beneficial interests, respectively, equal to the value of the capital contributed as determined in accordance with GAAP (and upon any permitted capital contribution as aforesaid, Collateral Agent shall execute releases of Collateral Agent's Lien upon any Collateral contributed); provided, (i) that no Default or Event of Default exists hereunder or would result therefrom, (ii) that Collateral Agent's Lien shall continue against such stock or other interests received by Company or its Subsidiary as aforesaid, which Lien shall be evidenced by any and all documents and filings as may be required by Collateral Agent and Obligee, and (iii) from and after the Effective Date, the aggregate "net amount" of such capital contributions shall be limited to $35,000,000 in the aggregate for all enterprises and projects, and $15,000,000 for any single enterprise or project. For purposes of this Section 7.9(g), the "net amount" shall be equal to the aggregate amount of all capital contributions less any dividends paid to the Company and/or Subsidiaries, as the case may be, by the Venture Subsidiaries, SPUD Subsidiaries, MPUD Subsidiary Group members and/or Unrestricted Subsidiaries.

         7.10 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OR RENEWALS OF DEBT INSTRUMENTS.

                  (a) Make any optional payment or optional prepayment on, or optional redemption of, any Indebtedness or Guarantee Obligation except: (i) payments on the Revolving Loans, the Anglo American Loans, the Secured Instrument and/or the Unsecured Note or (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, payments made pursuant to Indebtedness permitted pursuant to Section 7.2(e), (f), (g) (but exclusive of Indebtedness permitted pursuant thereto consisting of intercompany Indebtedness among Company and its Subsidiaries and Financing Leases), (h), or (k);

                  (b) Amend, modify, or change, or consent or agree to any amendment, modification or change to any of the terms of the Revolving Loan Obligations, the Anglo American Loan Obligations, the Secured Instrument and/or the Unsecured Note or any other agreement executed in connection with the foregoing or otherwise in connection with any Indebtedness or Guarantee Obligation (other than: (1) Indebtedness permitted to be incurred pursuant to subsections 7.2(e) and (f) (but exclusive of Indebtedness permitted pursuant thereto consisting of intercompany Indebtedness among Company and its Subsidiaries and Financing Leases), (h), and
(k); and (2) other than any such amendment, modification, or change to any such other Indebtedness which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or the amount of interest payable or extend the date for payment of interest thereon; but in the case of either (1) or (2), solely to the extent the amendment, modification, or change to any such Indebtedness is not prohibited by any other provision in this Agreement or the other Loan Documents or in the Intercreditor Agreement); provided that Company shall not agree to any renewal, extension, refinancing or replacement of the Revolving Loan Obligations, the Anglo American Loan Agreements and Permitted Refinancing Indebtedness; and

                  (c) Amend any subordination provisions of any instrument governing any Indebtedness or Guarantee Obligation (except for amendments pursuant to this Agreement and the Security Documents, the Revolving Loan Agreement and the security documents in respect thereof, the Anglo American Loan Agreement and the security documents in respect thereof and Permitted Refinancing Indebtedness and the security documents in respect thereof).

         7.11     TRANSACTIONS WITH AFFILIATES.

                  Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any Subsidiary of Company), unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of Company's or such Affiliate's business and is upon fair and reasonable terms no less favorable to Company or such Affiliate, as the case may be, than it would obtain in a comparable arms length transaction with a Person not an Affiliate.

         7.12     SALE AND LEASEBACK.

                  Enter into any Sale and Leaseback to the extent the aggregate Book Value of all assets sold and leased under all such transactions exceeds $2,000,000 during the term of this Agreement.

         7.13     FISCAL YEAR.

                  Permit the fiscal year of Company to end on a day other than December 31.

         7.14     LIMITATION ON NEGATIVE PLEDGE CLAUSES.

                  Enter into any agreement, other than any Secured Debt Documents, industrial revenue bonds, community development district financing, purchase money mortgages, Financing Leases, or agreements executed in connection with Indebtedness or Guarantee

Obligations incurred in connection with Subsidiary Property Under Development and/or Mezzanine Property Under Development permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets finance thereby), with any Person other than Lenders pursuant hereto which prohibits or limits the ability of Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

         7.15     DEVIATION FROM BUSINESS PLAN.

                  After the Revolving Loan Obligations, Anglo American Loan Obligations and any Permitted Refinancing Indebtedness have been paid in full, allow the total actual Net Cash Flow for any fiscal quarter, including major asset dispositions, to deviate from the quarterly Net Cash Flow projected under the Business Plan for such year by a negative margin equal to or greater than 50 percent or $5,000,000, whichever is greater.

         7.16     [INTENTIONALLY OMITTED].

         7.17     LIMITATION ON BANK ACCOUNTS.

                  So long as any Obligations or Commitments are outstanding, and after the Revolving Loan Obligations, the Anglo American Loan Obligations and/or any Permitted Refinancing Indebtedness have been paid in full, allow cash and Cash Equivalents maintained in Bank Accounts of Company and Subsidiaries other than in the Cash Collateral Account and the restricted accounts set forth in
Schedule 7.17 (including any beneficial interest therein), less the amount of checks outstanding to pay current expenses in the ordinary course of business or to prepay expenses to be incurred in the immediately subsequent three-month period consistent with past practices, to exceed $5,000,000 in the aggregate at any time.

         7.18     VENTURE SUBSIDIARIES AND JOINT VENTURES.

                  (a) Cause, suffer, or permit any Venture Subsidiary to have any asset or revenues other than the Joint Venture interests owned by such Venture Subsidiary as disclosed on Schedule 4.14(B) and the revenues arising from such revenue.

                  (b) Cause, suffer, or permit any Venture Subsidiary to create, incur, assume, or suffer to exist any Lien (other than Liens in favor of the Collateral Agent) upon any of such Venture Subsidiary's property, assets, or revenues, whether now owned or hereafter acquired (including the Joint Venture interests owned by such Venture Subsidiary as disclosed on Schedule 4.14(B) and the revenues arising from such revenue).

         7.19    EMPLOYEE BENEFITS.

                  (a) Fail to comply in all material respects with the applicable provisions of ERISA and the Code to the extent that such failure, individually or in the aggregate, results or could reasonably be expected to result in a Material Adverse Effect, and (b) fail to furnish the Obligee as soon as possible after, and in any event within 10 days after any Responsible Officer of the Company or any Commonly Controlled Entity knows or has reason to know that any ERISA Event has occurred that, along or together with any other ERISA Events that, individually or in the aggregate, have occurred could reasonably be expected to result in a Material Adverse Effect to the Company and/or the Subsidiaries, a statement by a Responsible

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Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Company and/or the Subsidiaries propose to take with respect thereto.

                  7.20     CHARTER DOCUMENTS.

                  Amend or modify the Series A Statement or the Series B Statement or any other provision of its charter, certificate of incorporation or other organizational documents relating to preferred stock (whether now outstanding or hereafter issued) without obtaining the prior written consent of Obligee.

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                                  ATTACHMENT C